AMENDMENT
TO WARRANT TO PURCHASE SHARES OF COMMON STOCK OF WORLDGATE COMMUNICATIONS, INC.

THIS AMENDMENT TO WARRANT TO PURCHSE SHARES OF COMMON STOCK OF WORLDGATE COMMUNICATIONS, INC. (this “Amendment”) is entered into this 27th day of January, 2011, by and between (i) WorldGate Communications, Inc., a Delaware corporation (“Company”), and (ii) ACN DIGITAL PHONE SERVICE, LLC, a Delaware limited liability company (“Holder”).
Recitals

A.           Holder and Company have entered into that certain Warrant to Purchase Shares of Common Stock of WorldGate Communications, Inc. dated March 30, 2010 (the “Warrant Agreement”). Any defined terms used in this Amendment shall, if not otherwise defined herein, have the meanings ascribed to them in the Warrant Agreement.

B.           As of the effective date of this Amendment, the Holder has purchased and made payment for an aggregate of 99,440 units of Product under the Commercial Agreement, and therefore a total of 500,000 shares have vested and become exercisable under the terms of the Warrant Agreement.

C.           Holder has requested that the Warrant Agreement be amended to change the time when the otherwise unvested Warrant Shares shall vest and become exercisable under the provisions of the Warrant Agreement.  The parties hereto do not intend to modify the status of any shares that have vested and become exercisable under the Warrant Agreement as of the date of this Amendment.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amendment to Warrant Agreement.  The Warrant Agreement is hereby amended as follows:

A.           Section 2 of the Warrant Agreement is hereby deleted in its entirety, and the following language shall be substituted in its place and stead:

“2.           Vesting.                      Subject to the terms of this Warrant, the Warrant Shares (or the applicable portion thereof) shall become fully vested and immediately exercisable in such number and amounts as are set forth in the following table upon the Payment Date for purchases made under the Commercial Agreement:

Number of Units of Product	Warrant Shares

First 99,440 Units	500,000
Next 200,560 Units	2,500,000

For purposes of clarity, as of December 31, 2010, a total of 99,440 units of Product have been purchased by Holder under the Commercial Agreement and 500,000 shares have vested and become exercisable under this Agreement, and (2) the remaining 2,500,000 shares shall vest and become exercisable upon the Payment Date for the remaining portion of the 300,000 units of Product purchased by Holder under the Commercial Agreement."

2. Effect of Amendment.  Except as expressly modified by this Amendment, the Warrant Agreement shall remain in full force and effect in accordance with its terms.  Each reference in the Warrant Agreement (including, without limitation, references to “this Warrant”) shall mean and be a reference to the Warrant Agreement, as amended by this Amendment.

3. Limitation of Amendments.

3.1 The amendment set forth above is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to be a consent to any other change to the Warrant Agreement.

4. Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5. Effectiveness.  This Amendment shall be deemed effective as of December 31, 2010.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY: WORLDGATE COMMUNICATIONS, INC. By: /s/Christopher V. Vitale Name: Christopher V. Vitale Title: Senior Vice President, Legal and Regulatory, General Counsel and Secretary	HOLDER: ACN DIGITAL PHONE SERVICE, LLC By: American Communication Services, Inc., its sole member By: /s/David Stevanovski Name: Dave Stevanovski Title: President